EXHIBIT 4.428
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
CANADIAN GENERAL SECURITY AGREEMENT
(DOPACO CANADA, INC.)

TO:	The Collateral Agent (as defined below) on behalf of and for the benefit of itself and the other Secured Parties (as defined below)

DATED:	As of May 2 , 2011.
1.	In this Agreement and in any notice given hereunder, unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings defined in the First Lien Intercreditor Agreement (as defined below) and:
(a)	“Additional Agreement” has the meaning given to such term in the First Lien Intercreditor Agreement;

(b)	“Affiliate” has the meaning given to such term in the Credit Agreement;

(c)	“Agreed Security Principles” has the meaning given to such term in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning in the Credit Agreement prevails;

(d)	“Applicable Representative” has the meaning given to such term in the First Lien Intercreditor Agreement;

(e)	“Assigned Rights” has the meaning given to such term in Section 6;

(f)	“Borrowers” means the “Borrowers” under, and as defined in, the Credit Agreement from time to time;

(g)	“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Toronto;

(h)	“Collateral” has the meaning given to such term in Section 5;
Canadian GSA (Dopaco Canada, Inc.)

(i)	“Collateral Agent” means The Bank of New York Mellon in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement, and its successors, permitted transferees and permitted assigns in such capacity;

(j)	“Control Agreement” means:
(i)	with respect to any uncertificated securities included in the Collateral, an agreement between the issuer of such uncertificated securities and another person whereby such issuer agrees to comply with instructions that are originated by such person in respect of such uncertificated securities, without the further consent of the Corporation; and

(ii)	with respect to any securities accounts or security entitlements included in the Collateral, an agreement between the securities intermediary in respect of such securities accounts or security entitlements and another person to comply with any entitlement orders with respect to such securities accounts or security entitlements that are originated by such person, without the further consent of the Corporation;
(k)	“Corporation” means Dopaco Canada, Inc., a corporation incorporated under the laws of Canada;

(l)	“Credit Agreement” means the Credit Agreement dated as of November 5, 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time;

(m)	“Delegate” means a delegate or sub-delegate appointed pursuant to Section 23(i) of this Agreement;

(n)	“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement;

(o)	“Excluded Subsidiary” has the meaning given to it in the Credit Agreement or, if the Credit Agreement is no longer in existence, any Additional Agreement;

(p)	“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of November 5, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No. 1 and

Joinder Agreement which added Wilmington Trust London Limited as a collateral agent under the First Lien Intercreditor Agreement);

(q)	“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time;

(r)	“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest;

(s)	“Lien” has the meaning given to such term in the First Lien Intercreditor Agreement;

(t)	“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document;

(u)	“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement;

(v)	“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited);

(w)	“Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Corporation to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities;

(x)	“PPSA” has the meaning given to such term in Section 5;

(y)	“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement;

(z)	“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement;

(aa)	“Security Interest” has the meaning given to such term in Section 5;

(bb)	“Senior Secured Note Indenture” means the Indenture dated as of November 5, 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time;

(cc)	“Specified Rate” has the meaning given to such term in Section 22;

(dd)	“subsidiary” has the meaning given to such term in the Credit Agreement; and

(ee)	“STA” has the meaning given to such term in Section 5.
2.	Notwithstanding any other provision contained herein, this Agreement, the Security Interest created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the terms of the Intercreditor Arrangements. In the event of any conflict or inconsistency between the terms of this Agreement and those of the Intercreditor Arrangements, the terms of the Intercreditor Arrangements shall prevail.

3.	In this Agreement, unless the contrary intention appears:
(a)	any rights or benefits stated to accrue to the benefit of the Collateral Agent shall accrue to the benefit of the Collateral Agent for and on behalf of and for the ratable benefit of itself and the other Secured Parties;

(b)	the singular includes the plural and vice versa and words importing a gender include all genders;

(c)	other grammatical forms of defined words or expressions have corresponding meanings;

(d)	a reference to a party to this Agreement includes that party’s successors and permitted assigns;

(e)	a reference to “this Agreement” includes all schedules attached hereto as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time;

(f)	a reference to a document or agreement includes that document or agreement as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time;

(g)	a reference to any thing includes the whole or any part of that thing and a reference to a group of things or persons includes each thing or person in that group;

(h)	words implying natural persons include partnerships, bodies corporate, associations, trusts, governments and governmental and local authorities and agencies;

(i)	the division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

(j)	a reference to any legislation or statutory instrument or regulation includes all amendments thereto and all replacements and re-enactments thereof.
4.	The Collateral Agent enters into this Agreement in its capacity as collateral agent for the Secured Parties.

5.	As general and collateral security for the payment and performance of the Obligations, the Corporation hereby grants, assigns, transfers, sets over, mortgages and charges to the Collateral Agent, as and by way of a fixed and specific mortgage and charge, and grants to the Collateral Agent a security interest (the “Security Interest”) in all of the present and after-acquired undertaking, property and assets (other than consumer goods) of the Corporation including, without limiting the foregoing, all right, title, interest and benefit which the Corporation now has or may hereafter have in all property of the kinds hereinafter described provided, however, that consumer goods and all shares, stock and other securities held in an Excluded Subsidiary are excluded from each of the kinds of property described below (collectively, the “Collateral”):
(a)	all goods comprising the inventory of the Corporation including but not limited to goods held for sale or lease or that have been leased or consigned to or by the Corporation or furnished or to be furnished under a contract of service or that are raw materials, work in process or materials used or consumed in a business or profession or finished goods;

(b)	all other goods which are not included in (a) above, including but not limited to furniture, fixtures, equipment, machinery, plant, tools, vehicles and other tangible personal property;

(c)	all accounts, including deposit accounts in banks, credit unions, trust companies and similar institutions, debts, demands and choses in action which are now due, owing or accruing due or which may hereafter become due, owing or accruing due to the Corporation, all other rights and benefits which now or may hereafter be vested in the Corporation in respect of or as security for any of the said debts, demands, choses in action and claims and all claims of any kind which the Corporation now has or may hereafter have including but not limited to claims against the Crown and claims under insurance policies and all intercompany receivables owing to the Corporation by any subsidiary or Affiliate of the Corporation;

(d)	all chattel paper;

(e)	all warehouse receipts, bills of lading and other documents of title, whether negotiable or not;

(f)	all instruments, lien notes, shares, stock, warrants, bonds, debentures, debenture stock or other securities, money, letters of credit, advances of credit and cheques and all other investment property;

(g)	all intangibles including but not limited to contracts, agreements, options, permits, licences, consents, approvals, authorizations, orders, judgments, certificates, rulings, insurance policies, agricultural and other quotas, subsidies, franchises, immunities, privileges, and benefits and all goodwill, patents, patent applications, trade marks, trade mark applications, trade names, trade secrets, inventions, processes, copyrights and other industrial or intellectual property;

(h)	with respect to the personal property described in paragraphs (a) to (g) inclusive, all books, accounts, invoices, letters, papers, documents, disks, and other records in any form, electronic or otherwise, evidencing or relating thereto; and all contracts, securities, instruments and other rights and benefits in respect thereof;

(i)	with respect to the personal property described in paragraphs (a) to (h) inclusive, all parts, components, renewals, substitutions and replacements thereof and all attachments, accessories and increases, additions and accessions thereto; and

(j)	with respect to the personal property described in paragraphs (a) to (i) inclusive, all proceeds therefrom, including personal property in any form or fixtures derived directly or indirectly from any dealing with such property or proceeds therefrom, and any insurance or other payment as indemnity or compensation for loss of or damage to such property or any right to such payment, and any payment made in total or partial discharge or redemption of an intangible, chattel paper, instrument or security;
provided that: (i) the said mortgages, charges and security interests shall not extend or apply to the last day of the term of any lease or sublease or any agreement therefor now held or hereafter acquired by the Corporation in respect of real property, but should such mortgages, charges and security interests become enforceable the Corporation shall thereafter stand possessed of such last day and shall hold it in trust for the Collateral Agent to assign the same to any person acquiring such term or the part thereof mortgaged and charged in the course of any enforcement of the said mortgages, charges and security interests or any realization of the subject matter thereof; and (ii) the Security Interest does not extend to shares in any unlimited company or unlimited liability corporation at any time owned or otherwise held by the Corporation. In this Agreement, (i) the words “goods”, “consumer goods”, “account”, “inventory”, “equipment”, “fixtures”, “chattel paper”, “document of title”, “instrument”, “investment property”, “money”, “intangible”, “proceeds” and “accessions” shall have the same meanings as their defined meanings where such words are defined in the Personal Property Security Act (Ontario) (the “PPSA”), and (ii) the words “certificated security”; “entitlement holder”, “entitlement order”, “financial asset”, “limited liability company” “security”, “security certificate”, “securities account”, “security entitlement”, “securities intermediary” and “uncertificated security” shall have the same meanings as their defined meanings where such words are defined in the Securities Transfer Act (Ontario) (the “STA”); provided that, when used herein, the terms “certificated security” and “uncertificated security” shall be understood to mean a certificated security or uncertificated security, as the case may be, that is held directly by and registered in the name of or endorsed to the Corporation or the Collateral Agent or their respective nominees, as applicable, and not a certificated security or uncertificated security to which the Corporation or the Collateral Agent, as applicable, has a security entitlement.

6.	If any lease, agreement, account, claim, demand, chose in action or other property or assets (collectively, “Assigned Rights”) may not be assigned, transferred, subleased, charged or encumbered without the consent or approval of another person, then the security granted hereunder shall only apply to such Assigned Right upon such consent or approval being obtained; provided that, in such event and subject to the Agreed Security Principles, (a) upon the reasonable request of the Collateral Agent in relation to Assigned Rights that it considers to be material, the Corporation shall use commercially reasonable efforts to obtain such consent or approval and (b) the Corporation shall, to the extent it may do so at law or pursuant to the provisions of the contract or interest in question, be deemed to hold in trust, as bare trustee, on behalf of the Collateral Agent, such Assigned Right and all of the right, title and interest of the Corporation in and to such Assigned Right and any warranties, guarantees and other rights which the Corporation may have in relation to such Assigned Right, together with all benefits, advantages and obligations to be derived therefrom, until such necessary consent or approval is obtained or until such time as such consent or approval is no longer required, whichever is earlier, at which time such Assigned Right shall automatically be assigned, transferred, subleased, charged and encumbered to and in favour of the Collateral Agent in accordance with the terms hereof; and if any requisite consent or approval to the assignment, transfer, sublease, charge or encumbering of any Assigned Right cannot be obtained, the Corporation and the Collateral Agent shall cooperate with each other in order to provide the Collateral Agent with the benefit of any Assigned Right that has not been assigned, transferred, subleased, charged or encumbered and that is held by the Corporation pursuant hereto; and the Corporation acknowledges that it shall not have any discretion to deal with any such Assigned Right, except to the extent that the Corporation may be authorized to do so by the Collateral Agent or if otherwise permitted to do so under the Principal Finance Documents.
7.	(a)	If an Enforcement Event has occurred and is continuing, the Collateral Agent shall have the right (but shall not be obliged) to have any uncertificated securities or certificated securities included in the Collateral registered in its name or in the name of its nominee; and for such purpose the Corporation shall comply with Section 14 or Section 14(b), as applicable, upon the request of the Collateral Agent.

	(b)	If an Enforcement Event has occurred and is continuing, the Collateral Agent shall have the right (but shall not be obliged) to become or have its nominee become the entitlement holder with respect to any security entitlements or investment property included in the Collateral; and for such purpose the Corporation shall comply with Section 14 upon the request of the Collateral Agent.

	(c)	As the registered holder of any uncertificated securities or certificated securities or the entitlement holder with respect to any investment property included in the Collateral, the Collateral Agent, if any Enforcement Event shall have occurred and is continuing, shall be entitled (but shall not be obliged) but not bound or required to exercise any of the rights that any holder of such securities or such entitlement holder may at any time have. The Collateral Agent will not be responsible for any loss occasioned by its exercise of any of such rights or by failure to exercise the same within the time limited for the exercise thereof.
8.	Notwithstanding any other term of this Agreement, and subject to the terms of the Principal Finance Documents, unless an Enforcement Event has occurred and is continuing and subject to the terms of this Agreement, the Corporation is entitled to receive or pay dividends or other distributions, vote any securities or securities entitlements, give consents, waivers and ratifications in respect of any financial assets, security entitlements and securities accounts and exercise all rights and powers in respect of the Collateral.

9.	The Security Interest created under this Agreement secures payment and performance to the Collateral Agent and the other Secured Parties of the Obligations.

10.	The Corporation hereby represents and warrants to the Collateral Agent that, on the date of this Agreement with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents that:
(a)	the representations and warranties made by the Corporation as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation; Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are true and accurate as regards the Corporation and this Agreement;

(b)	none of the Collateral consists of consumer goods;

(c)	each agreement between the Corporation and a securities intermediary that governs any securities account included in the Collateral or to which any Collateral that is investment property has been credited either (i) specifies that the Province of Ontario is the securities intermediary’s jurisdiction for the purposes of the PPSA or (ii) is expressed to be governed by the laws of the Province of Ontario; and

(d)	none of the Collateral that is an interest in a partnership or a limited liability company and is subject to the STA:
(i)	is dealt in or traded on any securities exchange or in any securities market;
(ii)	expressly provides by its terms that it is a “security” for the purposes of the STA or any other similar provincial legislation; or

(iii)	is held in a securities account;

except for any such Collateral of which the Collateral Agent or its nominee has “control” within the meaning of Section 1(2) of the PPSA.
11.	The representations and warranties contained in Section 10 will be deemed to be repeated as true and correct in all material respects by the Corporation on the date of a Credit

Event (as defined in the Credit Agreement) during the term of this Agreement with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
12.	Subject to the Agreed Security Principles, the Corporation hereby agrees that it shall, upon request by the Applicable Representative, execute and deliver all such financing statements, certificates, further assignments and documents and do all such further acts and things as may be specified by the Applicable Representative as necessary or desirable to give effect to the intent of this Agreement, or upon an Enforcement Event and while it is continuing, for the collection, disposition, realization or enforcement of the Collateral or the Security Interest created under this Agreement.

13.	The Corporation by way of security irrevocably appoints the Collateral Agent and any receiver (which term, when used throughout this Agreement, shall include a receiver and manager) severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Corporation by this Agreement or any other agreement binding on the Corporation to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Collateral); and

(b)	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law;

(c)	enabling any receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Corporation under this Section 13 if:
(d)	an Enforcement Event has occurred and is continuing; and/or

(e)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Corporation that the Corporation has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Corporation under this Section 13 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

The Corporation hereby acknowledges, consents and agrees that, to the extent permitted by law, the power of attorney granted pursuant to this Section 13 is (until a final release in favour of the Corporation has been signed by the Collateral Agent and delivered to the Corporation under Section 27) coupled with an interest.

14.	(a) To enable the Collateral Agent to better perfect and protect its security interest in the investment property included in the Collateral, promptly upon request from time to time by the Collateral Agent, acting reasonably, the Corporation shall, subject to the Agreed Security Principles:
(i)	deliver (or use its best efforts to cause to be delivered) to the Collateral Agent, endorsed to the Collateral Agent or such nominee as it may direct and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, any and all instruments, certificated securities, letters of credit, documents of title and chattel paper included in or relating to the Collateral as the Collateral Agent may specify in its request, to be held by the Collateral Agent subject to the terms of this Agreement;

(ii)	direct the issuer of any and all certificated securities included in or relating to the Collateral as the Collateral Agent may specify in its request to register the applicable security certificates in the name of the Collateral Agent or such nominee as it may direct;

(iii)	direct the issuer of any and all uncertificated securities included in or relating to the Collateral, as the Collateral Agent may specify in its request, to register the Collateral Agent or such nominee as it may direct as the registered owner of such uncertificated securities; and

(iv)	direct the securities intermediary for any security entitlements or securities accounts included in or relating to the Collateral, as the Collateral Agent may specify in its request, to transfer any or all of the financial assets to which such security entitlements or securities accounts relate to such securities account or securities accounts as the Collateral Agent may specify such that the Collateral Agent shall become the entitlement holder with respect to such financial assets or, if any Enforcement Event has occurred and is continuing, the person entitled to exercise all rights with respect to such securities account.
(b)	Promptly upon request from time to time by the Collateral Agent, acting reasonably, but subject to the Agreed Security Principles, the Corporation shall give its consent in writing to:
(i)	the entering into by any issuer of any uncertificated securities included in or relating to the Collateral, as the Collateral Agent may specify in its request, of a Control Agreement with the Collateral Agent in respect of such uncertificated securities, which consent may be incorporated into an agreement to which such issuer, the Collateral Agent and the Corporation are parties; and
(ii)	the entering into by any securities intermediary for any securities accounts or security entitlements included in or relating to the Collateral, as the Collateral Agent may specify in its request, of a Control Agreement with the Collateral Agent in respect of such securities accounts or security entitlements, which consent may be incorporated into an agreement to which such securities intermediary, the Collateral Agent and the Corporation are parties.
(c)	Unless otherwise permitted under the Principal Finance Documents, the Corporation covenants that it will not consent to, and represents and warrants to the Collateral Agent that it has not heretofor consented to:
(i)	the entering into by any issuer of any uncertificated securities included in or relating to the Collateral of a Control Agreement in respect of such uncertificated securities with any person other than the Collateral Agent or such nominee or agent as it may direct; or

(ii)	the entering into by any securities intermediary for any securities accounts or security entitlements included in or relating to the Collateral of a Control Agreement with respect to such securities accounts or security entitlements with any person other than the Collateral Agent or such nominee or agent as it may direct.
(d)	Unless otherwise permitted by the Principal Finance Documents, the Corporation shall not enter into any agreement with any securities intermediary that governs any securities account included in or relating to any Collateral that specifies any such securities intermediary’s jurisdiction to be a jurisdiction other than the Province of Ontario for the purposes of the STA or which is governed by the laws of a jurisdiction other than the Province of Ontario or consent to any amendment to any such agreement that would change such securities intermediary’s jurisdiction to a jurisdiction other than the Province of Ontario for the purposes of the STA or its governing law to a jurisdiction other than the Province of Ontario unless it has given the Collateral Agent at least 30 days notice of any such agreement or amendment or the Collateral Agent has agreed to such agreement or amendment.
15.	The Corporation shall not change its name without first notifying the Collateral Agent of the new name not less than 5 Business Days before the change takes effect and, subject to the Agreed Security Principles, the Corporation shall, upon request by the Applicable Representative, promptly take all such actions (including making all filings, recordings and registrations) as may be necessary for the purpose of perfecting, protecting or maintaining the priority of the security created by this Agreement whether as a result of a change of its name or otherwise.

16.	If an Enforcement Event has occurred and is continuing, (a) the Collateral Agent may give notice to any or all account debtors of the Corporation and to any or all persons liable to the Corporation under an instrument to make all further payments to the Collateral Agent; (b) the Collateral Agent may take control of all proceeds of the Collateral and may apply such proceeds in accordance with the provisions of the Intercreditor Arrangements; and (c) the Collateral Agent may hold as additional security any increase or profits received from any Collateral in the Collateral Agent’s possession, and may apply any money received from such Collateral in accordance with the provisions of the Intercreditor Arrangements. If an Enforcement Event has occurred and is continuing, any payments or other proceeds of the Collateral received by the Corporation from account debtors or from any persons liable to the Corporation under an instrument shall be held by the Corporation in trust for the Collateral Agent and paid over to the Collateral Agent upon request. The Collateral Agent will not be obligated to keep any Collateral separate or identifiable. In the case of any instrument, security or chattel paper comprising part of the Collateral, the Collateral Agent will not be obligated to take any necessary or other steps to preserve rights against other persons.

17.	If an Enforcement Event has occurred and is continuing, the Collateral Agent (a) may have any Collateral comprising instruments, shares, stock, warrants, bonds, debentures, debenture stock or other investment property registered in its name or in the name of its nominee; and (b) shall be entitled but not bound or required to vote in respect of such Collateral at any meeting at which the holder thereof is entitled to vote and, generally, to exercise any of the rights which the holder of such Collateral may at any time have. Notwithstanding subsections 17(a) and (b), the Collateral Agent shall not be responsible for any loss occasioned by the exercise of any of the rights described therein or by failure to exercise the same within the time limit for the exercise thereof except for those losses resulting from the gross negligence or wilful misconduct of the Collateral Agent or its employees or agents.

18.	If an Enforcement Event has occurred and is continuing, (a) the Collateral Agent may declare that all or any portion of the Obligations are immediately due and payable; (b) the Collateral Agent shall have, in addition to any other rights and remedies provided by law, the rights and remedies of a secured party under the PPSA and other applicable legislation together with those remedies provided by this Agreement; (c) the Collateral Agent may take possession of the Collateral, enter upon any premises of the Corporation, otherwise enforce this Agreement and enforce any rights of the Corporation in respect of the Collateral by any manner permitted by law; (d) the Collateral Agent may use the Collateral in the manner and to the extent that the Collateral Agent may consider appropriate; (e) the Collateral Agent may hold, insure, repair, process, maintain, protect, preserve, prepare for disposition and dispose of the same; and (f) the Collateral Agent may require the Corporation to assemble the Collateral and deliver or make the Collateral available to the Collateral Agent at a reasonably convenient place designated by the Collateral Agent.

19.	If an Enforcement Event has occurred and is continuing, the Collateral Agent may (a) take proceedings in any court of competent jurisdiction for the appointment of a receiver of the Collateral; or (b) by appointment in writing appoint any person to be a receiver of the Collateral and may remove any receiver so appointed by the Collateral Agent and appoint another in its stead; and any such receiver appointed by instrument in writing shall, to the extent permitted by applicable law, have all of the rights, benefits and powers of the Collateral Agent and the other Secured Parties hereunder or under the PPSA or otherwise and without limitation have the power (i) to take possession of the Collateral, (ii) to carry on all or any part or parts of the business of the Corporation, (iii) to borrow money required for the seizure, retaking, repossession, holding, insurance, repairing, processing, maintaining, protecting, preserving, preparing for disposition, disposition of the Collateral or for any other enforcement of this Agreement or for the carrying on of the business of the Corporation on the security of the Collateral in priority to the Security Interest created under this Agreement, and (iv) to sell, lease or otherwise dispose of the whole or any part of the Collateral at public auction, by public tender or by private sale, lease or other disposition either for cash or upon credit, at such time and upon such terms and conditions as the receiver may determine; provided that if any such disposition involves deferred payment the Secured Parties will not be accountable for and the Corporation will not be entitled to be credited with the proceeds of any such disposition until the monies therefor are actually received; and further provided that any such receiver shall be deemed the agent of the Corporation, and the Secured Parties shall not be in any way responsible for any misconduct or negligence of any such receiver.

20.	All amounts received by the Collateral Agent or a receiver, whether in the exercise of that person’s powers or otherwise, shall (subject to the claims of all secured and unsecured creditors (if any) ranking in priority to the Security Interest created by this Agreement) be applied in accordance with the provisions of the Intercreditor Arrangements.

21.	All such expenses and all amounts borrowed on the security of the Collateral under Section 19(iii) shall bear interest at the rate of interest, subject to the provisions set out in Section 22 below, applicable to the Obligations (or the applicable rates of interest if different rates of interest apply to different parts of the Obligations, as determined in accordance with the Loan Documents) as at the date of such demand and shall be added to the Obligations. If the proceeds from the disposition of the Collateral fail to satisfy the Obligations and the expenses incurred by the Collateral Agent or any other person in relation to the enforcement hereof, the Corporation shall be liable to pay any deficiency to the Collateral Agent promptly following demand.

22.	Solely for purposes of the Interest Act (Canada), (i) whenever interest is to be computed or expressed at any rate (the “Specified Rate”) on the basis of a year of 360 days or any other period of time less than a calendar year hereunder or under any other Loan Documents, the annual rate of interest to which each such Specified Rate is equal is such Specified Rate multiplied by a fraction, the numerator of which is the actual number of days in the relevant year and the denominator of which is 360 or such other period of time, respectively; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder; and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

23.	The Corporation agrees that:
(a)	the Collateral Agent may grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges and otherwise deal with the Corporation and, if an Enforcement Event has occurred and is continuing, debtors of the Corporation, sureties and others, and with the Collateral or other security as the Collateral Agent may see fit without prejudice to the liability of the Corporation and the rights of the Secured Parties under this Agreement;

(b)	if the Corporation amalgamates with one or more corporations, the Obligations and the Security Interest created under this Agreement shall continue and shall extend to the present and future undertaking, property and assets of the amalgamated corporation, as if the amalgamated corporation had executed this Agreement as the Corporation;

(c)	nothing in this Agreement shall obligate any Secured Party to make any loan or accommodation to the Corporation or extend the time for payment or satisfaction of the Obligations;

(d)	any failure by the Collateral Agent to exercise any right, power or remedy in this Agreement shall not constitute a waiver thereof and no single or partial exercise by the Collateral Agent of any right, power or remedy shall preclude any other or further exercise thereof or of another right, power or remedy for the enforcement of this Agreement or the payment in full of the Obligations;

(e)	no amendment or waiver of or supplement to any provision of this Agreement shall in any event be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

(f)	no waiver or act or omission of the Secured Parties shall extend to or be taken in any manner whatsoever to affect any subsequent breach by the Corporation or the rights resulting therefrom;

(g)	the Collateral Agent may assign and/or transfer all or part of its rights or obligations under this Agreement to any replacement collateral agent appointed in accordance with the First Lien Intercreditor Agreement;

(h)	all rights of the Secured Parties under this Agreement shall be assignable and, in any action brought by an assignee to enforce such rights, the Corporation shall not assert against the assignee any claim or defence which the Corporation now has or may hereafter have against any Secured Party;

(i)	subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by the laws of the Province of Ontario and the federal laws of Canada applicable therein), each of the Collateral Agent and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the receiver itself;

(j)	the Corporation shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent (acting in accordance with the First Lien Intercreditor Agreement);

(k)	all rights of the Secured Parties under this Agreement shall enure to the benefit of their respective successors and assigns and all obligations of the Corporation under this Agreement shall bind the Corporation, its successors and permitted assigns;

(l)	this Agreement shall be governed in all respects by the laws of the Province of Ontario and the federal laws of Canada applicable therein and, without prejudice to the ability of the Collateral Agent to enforce this Agreement in any other proper jurisdiction, the Corporation hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any suit, action or proceeding relating to this Agreement;

(m)	any notice or communication to be given under this Agreement to the Corporation or the Collateral Agent shall be effective if given in accordance with the provisions of the First Lien Intercreditor Agreement;

(n)	the Corporation agrees that value has been given by the Secured Parties and that the Security Interest created under this Agreement is intended to attach (a) with respect to the Collateral which is in existence as of the date hereof, upon execution of this Agreement, and (b) with respect to the Collateral which comes into existence after the date hereof, upon the Corporation acquiring any rights therein and in each case the parties do not intend to postpone the attachment of the Security Interest created by this Agreement;

(o)	any provision of this Agreement which is or becomes prohibited or unenforceable in any relevant jurisdiction shall not invalidate or impair the remaining provisions hereof which shall, to the maximum extent permitted by law, be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and

(p)	the remedies under this Agreement may be exercised from time to time separately or in combination and are in addition to and not in substitution for any other rights however created.
24.	If any Enforcement Event has occurred and is continuing, the Collateral Agent will not be liable or responsible for any failure to seize, collect, realize, or obtain payment with respect to the Collateral and is not bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realizing or obtaining possession or payment with respect to the Collateral or for the purpose of preserving any rights of the Collateral Agent, the Corporation or any other person, in respect of the Collateral. The Collateral Agent will not be liable or responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral or bound to protect the Collateral from depreciating in value or becoming worthless.

25.	The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care (discussed in Section 26 below) of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for:
(a)	ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have notice or knowledge of such matters, or

(b)	taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
26.	The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it exercises the same degree of care as it would exercise with respect to its own property kept at the same place or if it takes such action for that purpose as the Corporation requests in writing at times but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

27.	The security constituted by this Agreement shall be released, reassigned, re-transferred and cancelled (as applicable):
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Corporation, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Corporation or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under the laws of the Province of Ontario and the federal laws of Canada applicable therein).
28.	If the Corporation disposes of any Collateral and that disposal is permitted by the Principal Finance Documents, such Collateral shall, unless an Enforcement Event has occurred and is continuing, be automatically released, re-assigned, re-transferred and cancelled (as applicable) from the Security Interest created under this Agreement with effect from the day of such disposal and the Collateral Agent (if so instructed by the

Applicable Representative and at the expense and cost of the Corporation) shall do all such acts which are reasonably requested by the Corporation in order to release, re-assign, re-transfer and cancel (as applicable) the relevant Collateral from the Security Interest created under this Agreement. Any or all of the Collateral shall also be released, re-assigned, re-transferred and cancelled (as applicable) in accordance with and to the extent permitted by the Intercreditor Arrangements.

29.	If any payment received or recovered by any Secured Party, a receiver, or any other person on behalf of any of them is or is reasonably likely to be avoided by law or required to be repaid to a liquidator or similar official:
(a)	such payment shall be deemed not to have affected or discharged the liability of the Corporation under this Agreement or the Security Interest given by the Corporation in favour of the Collateral Agent or, as the case may be, the relevant Secured Party and, the Collateral Agent, each Secured Party and the Corporation shall, to the maximum extent permitted by law, be restored to the position in which each would have been if such payment had not been received or recovered; and

(b)	the Collateral Agent and each other Secured Party shall be entitled to exercise all its rights which it would have been entitled to exercise if such payment had not been received or recovered, notwithstanding that the Collateral Agent may have signed a release pursuant to Section 27 or 28.
30.	In connection with any termination or release pursuant to Section 27 or 28 above, the Collateral Agent shall promptly (at the expense and cost of the Corporation) execute and deliver to the Corporation all releases and PPSA discharge statements and similar documents that the Corporation shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 30 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. The Corporation shall reimburse the Collateral Agent promptly following demand for all reasonable costs and out of pocket expenses, including the reasonable fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 30.

31.	Time shall be of the essence of this Agreement.

32.	The Corporation acknowledges receipt of a copy of this Agreement.

33.	This Agreement may be signed in counterparts (including counterparts signed by facsimile transmission) and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

34.	None of the Collateral Agent, its nominee(s) or any receiver or Delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Collateral or (c) the taking possession or realisation of all or any part of the Collateral, except to the extent provided in the Principal Finance Documents.

35.	To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Corporation shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, nominee(s), any Delegate and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Corporation of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Collateral.
[signature page follows]

DATED as of the date first set forth above.

DOPACO CANADA, INC.
Per:	/s/ Cindi Lefari
Name: Cindi Lefari
Title: Authorised Signatory

I have authority to bind the Corporation